NEON COMMUNICATIONS, INC.

                     STOCKHOLDERS' AGREEMENT

This Stockholders' Agreement dated as of September 14, 2000, is entered into by and among Mode 1 Communications, Inc. a Connecticut corporation ("M1"), Exelon Ventures Corp., a Pennsylvania corporation ("Exelon"), Consolidated Edison Communications, Inc., a New York corporation ("CEC") and NEON Communications, Inc., a Delaware corporation (the "Company"). M1, Exelon and CEC are sometimes referred to in this Agreement collectively as the "Stockholders."
Recitals:

A. M1 owns, either directly or indirectly, certain outstanding shares of the Common Stock, par value $.01 per share ("Common Stock"), of the Company;

B. Exelon and CEC shall receive certain shares of the Common Stock of the Company pursuant to the transactions contemplated by those certain Subscription Agreements, dated as of November 23, 1999, by and between the Company, NorthEast Optic Network, Inc. and each of Exelon and CEC (as amended to date, the "Subscription Agreements"), and those certain System Agreements of even date herewith, by and between the Company and each of Exelon and CEC (together with the Subscription Agreements, the "Touchdown Agreements"); and

C. The Company and the Stockholders wish to provide for the continuing representation of the Stockholders on the Board of Directors of the Company in the manner set forth below.

In consideration of the mutual covenants contained herein and the consummation of the transactions contemplated by the Touchdown Agreements, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Voting of Shares.

(a) In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), each Stockholder shall vote or cause to be voted all Shares (as defined in Section 2 below) owned by it, or over which it has voting control, and otherwise use its respective best efforts, so as to fix the number of directors of the Company at nine and to elect (i) two members designated by M1, initially John H. Forsgren and Gary D. Simon, (ii) one member designated by Exelon, initially Robert A. Shinn and (iii) one member designated by CEC, initially Peter A. Rust; provided, however, that the Stockholders shall have no obligation to elect any designee whom the Board of Directors of the Company, in its reasonable discretion, has deemed an unacceptable candidate for election.

(b) No Stockholder shall vote to remove any director designated by another Stockholder, except for bad faith or willful misconduct with respect to the business affairs of the Company on the part of such director.

2. Shares. "Shares" shall mean and include any and all shares of Common Stock and/or shares of any other class of the capital stock of the Company, by whatever name called, which carry voting rights (including voting rights which arise by reason of default) and shall include any such shares now owned or subsequently acquired by a Stockholder, or any of its respective affiliates, as such term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended ("Affiliates"), however acquired, including, without limitation, shares acquired as a result of any stock splits, stock dividends or recapitalizations. Without limiting the generality of the foregoing, "Shares" shall include, as applicable, all shares of Common Stock of the Company received by Exelon or CEC under their respective Subscription Agreements including, without limitation, any such shares received by Exelon or CEC under Section 12.04 ("Assignment; No Third Party Beneficiaries") of their respective Subscription Agreements.

3. Reduction in Board Representation. Subject to the provisions of Section 4 of this Agreement, in the event that M1 shall hold a number of the outstanding Shares of the Company which is both (i) equal to or less than the lower of the number of such shares then held by either Exelon or CEC, and
(ii) less than the number of shares held by such entity on the date hereof (other than as a result of a reverse stock split, recapitalization or the like), then M1 shall only be entitled to designate one member of the Board of Directors pursuant to Section 1(a) of this Agreement.

4. Termination. This Agreement shall terminate in its entirety upon the sale of all or substantially all of the assets or stock of the Company, whether by merger, sale of assets or otherwise. If any Stockholder shall hold less than one half of the percentage of the outstanding Shares of the Company beneficially owned on the date hereof by Exelon or CEC, whichever is lower (the "Minimum Percentage"), then such Stockholder's rights and obligations hereunder (but not the rights and obligations of the other Stockholders hereunder) shall terminate.

5. No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with Section 9(e) hereof. Nothing in this
Section 5 shall be construed as limiting the provisions of Section 4 or 9(e) hereof.

6. Representations and Warranties. Each Stockholder hereby represents and warrants to the others that, as of the date of this Agreement, such Stockholder owns, directly or indirectly, the number of Shares set forth opposite such Stockholder's name on Schedule 1 hereto.

7. Legend. Each of the Stockholders agrees that, upon the execution of this Agreement and for so long as this Agreement remains in effect, such Stockholder will cause all certificates for Shares now owned or hereafter acquired by such Stockholder to be submitted to the Company, which shall then cause such certificates to be endorsed with a legend in substantially the following form:

       "This Certificate and the shares represented hereby are subject to the provisions of a Stockholders' Agreement, dated September 14, 2000, by and among certain stockholders of the Company. A copy of that Stockholders' Agreement is on file at the principal office of the Company and is available from the Company upon request."

8. Right of First Offer; Option to Purchase on Certain Events; Determination of Fair Market Value.

(a)  Right of First Offer. Except as set forth in the last sentence of
Section 8(a), in Section 8(e) or in Section 8(h), no Stockholder shall sell, transfer or otherwise dispose for value or agree to sell, transfer or otherwise dispose for value, in either case directly or indirectly (i.e., if control of the Stockholder, or an Affiliate of the Stockholder which holds its Shares, is sold or otherwise transferred to a third party other than (A) an Affiliate of the Stockholder or of such Affiliate of the Stockholder or
(B) in or by way of any merger, consolidation, sale of assets or similar transaction where control of the ultimate parent of the Stockholder is assumed or acquired by another entity whose common shares are publicly traded), all or any of its Shares, unless in each such case such Stockholder (the "Offering Stockholder") shall have first complied with this Agreement. Such Offering Stockholder shall deliver to each of the other Stockholders (the "Offeree Stockholders") a written notice (the "Offer Notice") of any proposed or intended sale, transfer or other disposition for value of the Shares (the "Offered Securities"), which Offer Notice shall:

       (i) identify the number of Shares to be transferred;

       (ii) describe the price and other terms upon which they are to be sold, transferred or otherwise disposed;

     (iii) at the election of the Offering Stockholder, identify the persons or entities to which the Offered Securities are to be sold, transferred or otherwise disposed (the "Proposed Transferee"); and

     (iv) offer to sell or transfer to each of the Offeree Stockholders such portion of the Offered Securities as the aggregate number of Shares then held by such Offeree Stockholder bears to the total number of Shares then held by all of the Offeree Stockholders (the "Basic Amount").

The terms set forth in the Offer Notice is referred to herein as the "Offer". In determining the pro rata portions of Shares owned by Exelon or CEC, any Shares that they have a right to acquire if they satisfy certain objectives set forth in the Subscription Agreements shall be deemed to be owned by them for the purposes of this Agreement even if not yet issued to them or issued to them but subject to divestment if those objectives are not satisfied. Notwithstanding the foregoing, any Stockholder may sell, transfer or otherwise dispose of up to 160,000 Shares in any rolling 12-month period, such amount to be adjusted appropriately in the event of stock splits, stock dividends, recapitalizations and the like, or any or all Shares owned beneficially by such Stockholder to an Affiliate of such Stockholder, in either case without compliance with the terms of this Section 8.

(b) Acceptance Procedures. To accept an Offer, in whole or in part, an Offeree Stockholder shall deliver a written notice to the Offering Stockholder (with copies to the other parties to this Agreement) within five Business Days of the delivery of the Offer Notice (the "Acceptance Date"), setting forth (i) the portion of such Offeree Stockholder's Basic Amount that such Offeree Stockholder elects to purchase and (ii) whether such Offeree Stockholder desires to purchase its pro rata portion or any Offered Securities not accepted or purchased by the other Offeree Stockholders in accordance with this Agreement (the "Notice of Acceptance") and confirming its agreement to pay 105% of the price stipulated in Section 8(a)(ii). For purposes of this Agreement, "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in New York, NY are authorized or required by law or other action of any applicable governmental authority to close.

(c) Sales Procedures. If less than all Offered Securities are subscribed by a Notice(s) of Acceptance by the Acceptance Date, then the provisions of this Agreement shall be deemed satisfied and the Offering Stockholder, during the 100 calendar days following the Acceptance Date, may sell, transfer or otherwise dispose of the Offered Securities on substantially the terms stated in the Offer Notice and at a price no lower than the price set forth in the Offer Notice. If all of the Offered Securities have been subscribed by a Notice(s) of Acceptance by the Acceptance Date, then the Offeree Stockholders who have so accepted the Offer shall have 30 calendar days after the Acceptance Date in which to consummate the purchase (the "Closing Period"). The Closing Period shall be extended by a reasonable period, not to exceed 30 calendar days, in the event that an Offeree Stockholder must obtain regulatory approval in order to purchase the Offered Securities in compliance with applicable laws. In the event that any Offeree Stockholder who has submitted a Notice of Acceptance is unable to consummate the purchase within the Closing Period for reasons beyond such Offeree Stockholder's control (as such period may be extended pursuant to the preceding sentence), then the Offering Stockholder, within 100 calendar days after the expiration of the Closing Period, may sell, transfer or otherwise dispose of the Offered Securities on substantially the terms stated in the Offer Notice and at a price no lower than the price set forth in the Offer Notice. Under no circumstance shall any Offering Stockholder be required to consummate a sale to any Offeree Stockholder unless and until all Offered Securities have been subscribed by a Notice(s) of Acceptance from one or more Offeree Stockholders which are able to consummate their respective purchases within the Closing Period, or any permitted extension thereof. Notwithstanding the fact that the compensation offered by the Proposed Transferee has an in-kind component (as discussed below), all purchases of Offered Securities by the Offeree Stockholders shall be made in cash, by certified check or wire transfer of immediately available funds.

(d) Valuation of In-Kind Compensation. If the compensation offered by the Proposed Transferee has an in-kind component, then the Offering Stockholder shall submit an appraisal of the cash value of such in-kind component (which may be prepared by the Offering Stockholder or by a third party, at the Offering Stockholder's election) to the Offeree Stockholders with the Offer Notice. If the Offeree Stockholders, or any of them, desire to obtain an independent appraisal of the cash value of the in-kind component, such Offeree Stockholders may do so at their expense (to be shared pro rata among such Offeree Stockholders), and, except as set forth in the next sentence, the Acceptance Period shall run from the date such independent appraisal is rendered (which date shall not be more than 30 calendar days after the date of the Offer Notice). If the Offering Stockholder does not accept such independent appraisal, or the parties cannot otherwise agree on the cash value of the in-kind component within 15 calendar days of the delivery of such independent appraisal, then the parties shall submit their respective appraisals to an arbitrator appointed by the Boston Office of the American Arbitration Association who will choose one of the appraisals, and the Offering Stockholder and the Offeree Stockholders shall each be responsible for a pro rata portion of the costs of such arbitration process, which decision shall be binding upon the parties.

(e) Option to Purchase on Certain Events. Upon any Stockholder's filing for bankruptcy or other similar relief, making a general assignment for benefit of its creditors or having a petition for bankruptcy or similar relief filed against it which results in an order not dismissed within 60 days, the other Stockholders shall have a right of first offer to purchase their pro rata portions of the Shares owned by such Stockholder's predecessor in interest (or, in the case of the debtor in possession, owned by such Stockholder) under the procedures set forth in Sections 8(b) and (c), except that (i) the applicable purchase price shall be the Fair Market Value, as determined in accordance with subsection (f) below, and (ii) if an Offeree Stockholder does not receive an Offer Notice, the rights of the other Stockholders shall accrue upon the receipt of actual notice of the event triggering its rights under this subsection (e). The provisions of Sections 8(a) and 8(b) above shall also govern in the event that the options under this subsection (e) are not fully exercised.

(f) Determination of Fair Market Value. If the Company's Common Stock is traded on the Nasdaq National or Small Capital Markets or any other national securities market, the "Fair Market Value" per share shall be the average of the closing prices over the 20 trading days preceding the date as of which the Fair Market Value is to be determined. If the Company's Common Stock is not so traded, then the parties shall attempt to agree on the Fair Market Value of the Shares. If not agreed to by the parties within 30 calendar days after a request seeking an agreement as to Fair Market Value, then the procedures set forth in Section 8(d) shall apply.

(g) Identity of the Proposed Transferee. If the Offering Stockholder has elected not to identify the Proposed Transferee in the Offer Notice and wishes to transfer the right to designate a director or directors as permitted by Section 1(a) of this Agreement relating to the election of directors of the Company, then the Offering Stockholder shall notify the other parties to this Agreement of the name of the Proposed Transferee and the procedures set forth in Sections 8(a) - (c) shall commence again starting with the delivery of the notice identifying the Proposed Transferee which, along with the terms set forth in the original Offer Notice, as they may be modified in the notice identifying the Proposed Transferee, shall be deemed to constitute a new Offer Notice.

(h) Rights under Principal Stockholders' Agreement. Northeast Utilities ("NU"), the parent of M1, is a party to that certain FiveCom, Inc. Principal Stockholders Agreement, dated May 28, 1998 (the "NU/CMP Agreement") with Central Maine Power Company ("CMP"). As long as the NU/CMP Agreement remains in effect, the terms of this Section 8(h) shall apply.

          (i) The Company hereby agrees that, in the event that the Company is entitled to purchase shares of the Common Stock of the Company held by CMP, Mainecom Services or any other Affiliate of CMP (the "CMP Shares") pursuant to Article 2 of the NU/CMP Agreement, the Company will forward to the Stockholders a copy of any notice received by the Company under Section 2.1(a) or 2.1 (b) of the NU/CMP Agreement, herein referred to as a "CMP Offer Notice") within five Business Days of receiving such notice. Except for the price for the CMP Shares, which shall be as set forth in the CMP Offer Notice, and except as otherwise set forth below, the procedures set forth in
Section 8(b) and Section 8(c) of this Agreement shall then apply as if the Company were the Offering Stockholder and the CMP Shares were the Offered Securities. The Company shall purchase such number of CMP Shares as have been subscribed for by a Notice(s) of Acceptance from one or more Offeree Stockholders which are able to consummate their respective purchases within the Closing Period, which, for purposes of this Section 8(h)(i) shall be deemed to end no later than 30 calendar days after delivery of the CMP Offer Notice to the Company (up to the total number of CMP Shares offered to the Company in the CMP Offer Notice). If the Company's entitlement to purchase the CMP Shares arises pursuant to Section 2.1(b) of the NU/CMP Agreement, the Closing Period may be extended for a period of 120 calendar days after the date on which CMP or the Company makes a request for an agreement as to Fair Market Value, as provided in Section 2.1(c) of the NU/CMP Agreement, and the Offeree Stockholders who have agreed to purchase CMP Shares hereby agree to pay the Fair Market Value negotiated by the Company in accordance with the provisions of Section 2.1(c) of the NU/CMP Agreement. Notwithstanding anything in Section 8(c) of this Agreement to the contrary, the Offeree Stockholders who have agreed to purchase CMP Shares will deposit the purchase price for their portion of the CMP Shares with the Company on or prior to the last day of the Closing Period, and the Company will deliver to each Offeree Stockholder the number of CMP Shares subscribed to by such Offeree Stockholder promptly upon delivery of such shares to the Company. Any Offeree Stockholder who fails to deposit the purchase price for its portion of the CMP Shares on or prior to the last day of the Closing Period shall be deemed to have withdrawn its Notice of Acceptance.

        (ii) Notwithstanding anything to the contrary contained in this Agreement, M1 shall satisfy its obligations under Section 8(a) of this Agreement by sending a copy of the Offer Notice to the Company (the "M1 Offer Notice", which term shall include any notice received by the Company under
Section 2.1(a) or 2.1(b) of the NU/CMP Agreement). The Company shall immediately forward a copy of the M1 Offer Notice to the other Stockholders, and, except as set forth below, the procedures set forth in Section 8(b) and
Section 8(c) of this Agreement shall then apply as if the Company were the Offering Stockholder. The Company shall purchase such number of Offered Securities offered to the Company in the M1 Offer Notice as have been subscribed for by a Notice(s) of Acceptance from one or more Offeree Stockholders which are able to consummate their respective purchases within the Closing Period, which, for purposes of this Section 8(h)(ii) shall be deemed to be no later than 30 calendar days after delivery of the M1 Offer Notice to the Company, unless the Company is purchasing the Offered Securities pursuant to Section 2.1(b) of the NU/CMP Agreement in which case the Closing Period may be extended for a period of 120 calendar days after the date on which NU or the Company makes a request for an agreement as to Fair Market Value (as defined in the NU/CMP Agreement), provided, however, NU hereby agrees that the Fair Market Value shall be determined in accordance with Section 8(f) of this Agreement and not the NU/CMP Agreement. Notwithstanding anything in Section 8(c) of this Agreement to the contrary, the Offeree Stockholders who have agreed to purchase Offered Securities under this Section 8(h)(ii) will deposit the purchase price for their portion of the Offered Securities with the Company on or prior to the last day of the Closing Period, and the Company will deliver to each Offeree Stockholder the number of Offered Securities subscribed to by such Offeree Stockholder promptly upon delivery of such shares to the Company. Any Offeree Stockholder who fails to deposit the purchase price for its portion of the Offered Securities set forth in the M1 Offer Notice on or prior to the last day of the Closing Period shall be deemed to have withdrawn its Notice of Acceptance.

       (iii) NU agrees that it will enforce the obligation of CMP under the NU/CMP Agreement to offer the CMP Shares to the Company pursuant to the terms of Article 2 of the NU/CMP Agreement.

9.  General.

(a) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Stockholder shall be entitled to specific performance of the agreements and obligations of the other Stockholders hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of confirmation and accompanied by another manner of giving notice provided in this Section) if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to M1:

Mode 1 Communications, Inc.
107 Selden Street
Berlin, CT 06037
Attention: John H. Forsgren
Facsimile: (860) 665-3718

if to Exelon:

Exelon Ventures Corp.
2301 Market Street
Philadelphia, PA 19101
Attention: President
Facsimile: (215) 841-6374

with a copy to:

PECO Law Department
2301 Market Street, 23rd Floor
Philadelphia, PA  19101
Attention:  John Halderman
Facsimile:  215-841-4474

if to CEC:
Consolidated Edison Communications, Inc.
132 West 31st Street 13th Floor
New York, NY 10001
Attention: President
Facsimile: (212) 324-5050

with a copy to:

Consolidated Edison, Inc.
4 Irving Place, Room 1800
New York, NY 10003
Attention: Senior Vice President and General Counsel
Facsimile: (212) 674-7329

if to the Company:

NorthEast Optic Network, Inc.
2200 West Park Drive
Westborough, MA 01581
Attention: President
Facsimile: (508) 616-7895

(e) Complete Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter. No amendment, modification or termination of, or waiver under, any provision of this Agreement shall be valid unless in writing and signed by all Stockholders (and, with respect to Section 8(h), the Company and NU).

(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

(h) Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

(i) Assignment; Transfers of Shares; No Third Party Beneficiaries; Successors and Assigns.

     1. No Stockholder hereunder shall assign its rights or obligations under this Agreement to any third person or entity (except to an Affiliate of such Stockholder), unless and until (a) such Stockholder shall have complied with Section 8 hereof and (b) such Stockholder shall have transferred to such assignee an amount of Shares (i) which constitutes at least the Minimum Percentage and (ii) such that, after giving effect to such transfer, the Stockholder no longer holds any Shares, provided that such transferee shall have agreed to be bound by the terms of this Agreement.

    2. The Company shall not effect any transfer of Shares in connection with any transfer or assignment not in compliance with the terms of this Agreement.

    3. Nothing in this Agreement is intended to confer upon any other person not party to this Agreement any rights or remedies hereunder.

    4. The terms of his Agreement shall be binding upon the parties hereto and their respective successors and assigns.

(j) Effectiveness. This Agreement shall become binding upon each party upon execution of this Agreement by such party. No party shall have the right to exercise its rights under this Agreement until it has executed this Agreement.



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IN WITNESS WHEREOF, the parties have caused this Stockholders' Agreement to be executed by their duly authorized officers as of the day and year first above written.

                            MODE 1 COMMUNICATIONS, INC.

                            By:___________________________________
                            Name:
                            Title:

                            EXELON VENTURES CORP.
                            By:___________________________________
                            Name:
                            Title:

                            CONSOLIDATESD EDISON
                             COMMUNICATIONS, INC.
                            By:___________________________________
                            Name:
                            Title:

                            NEON COMMUNICATIONS, INC.

                            By:___________________________________
                               Name:
                               Title:

    Northeast Utilities executes this Agreement for the sole purpose of being bound by its obligations under Section 8(h) hereof.

                            NORTHEAST UTILITIES

                           By:___________________________________
                               Name:
                               Title:



Schedule 1


Mode 1 Communications, Inc.         _________ Shares

Exelon Ventures Corp.               _______Shares

Consolidated Edison
Communications, Inc.                 ________ Shares